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                                                                       Exhibit 5

                        PORTER, WRIGHT, MORRIS & ARTHUR
                              41 South High Street
                              Columbus, Ohio 43215
                                 (614) 227-2096

                               December 14, 1998


American Eagle Outfitters, Inc.
150 Thorn Hill Drive
Warrendale, Pennsylvania 15086

Ladies and Gentlemen:

        With respect to the Registration Statement on Form S-3 (the "Registration Statement") being filed by American Eagle Outfitters, Inc. (the "Company") under the Securities Act of 1933, as amended, relating to the registration of 500,000 common shares of the Company, without par value (the "Shares"), we advise you as follows:

        We are counsel for the Company and have participated in the preparation of the Registration Statement. We have reviewed the Company's Certificate of Incorporation, as amended to date, the corporate action taken to date in connection with the Registration Statement and the issuance and sale of the Shares, and such other documents and authorities as we deem relevant for the purpose of this opinion.

        Based upon the foregoing, we are of the opinion that, upon compliance with the Securities Act of 1933, as amended, and with the securities or "blue sky" laws of the states in which the Shares are to be offered for sale, the Shares will be validly issued, fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.



                                  Very truly yours,

                                  /s/ Porter, Wright, Morris & Arthur

                                  PORTER, WRIGHT, MORRIS & ARTHUR